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                                                                     Exhibit 5.1

                                       October 14, 1997

Bedford Property Investors, Inc.
270 Lafayette Circle
Lafayette, California 94549

        Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

        We have served as Maryland counsel to Bedford Property Investors, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the Registration Statement on Form S-3 filed by the Company to register an aggregate of 24,166,667 shares of Common Stock, $.02 par value per share (the "Shares"), for an offering to be made on a delayed or continuous basis in the future pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Registration Statement"). Of the Shares, up to 20,000,000 (the "Company Shares") may be offered by the Company and up to 4,166,667 (the "Selling Stockholder Shares") may be offered by Bed Preferred No. 1 Limited Partnership ("BPLP"). The Selling Stockholder Shares will be issued to BPLP upon conversion of its 8,333,334 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), into shares of Common Stock. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

        1.  The Registration Statement;

        2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

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        4.  Resolutions of the Board of Directors of the Company and relating to the sale and issuance of the Shares and the filing of the Registration Statement with the Securities and Exchange Commission, certified as of the date hereof by the Secretary of the Company (the "Resolutions");

        5.  A form of certificate representing the Shares (the
"Certificate"), certified as of the date hereof by the Secretary of the Company;

        6. A certificate executed by Jennifer I. Mori, Secretary of the Company, dated August 14, 1997 and October 14, 1997;

        7. A certificate of the SDAT as to the good standing of the Company, dated October 14, 1997; and

        8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed, and so far as is known to us, there are no facts inconsistent with the following:

        1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

        2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

        4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records

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reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no modifications or amendments to the Documents, and there has been no waiver of any of the provisions of the Documents, by action or omission of the parties or otherwise.

        5. The Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

        The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1. Upon adoption by the Board of Directors of the Company, or a duly authorized committee thereof, of resolutions in the form and content as required by applicable law, and upon issuance and delivery of the Company Shares represented by certificates in the form of the Certificate and payment therefor in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement and by such resolutions, such Company Shares will be (assuming that the sum of (i) any shares of Common Stock issued between the date hereof and the date on which the Company Shares are actually issued (not including any Company Shares), (ii) all shares of Common Stock issued as of the date hereof and (iii) the Company Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue) duly authorized, validly issued, fully paid and nonassessable.

        2. The Selling Stockholder Shares, when issued and delivered to BPLP in accordance with the terms of the Charter, will be duly authorized, validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

        We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

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        This opinion is being furnished to you solely for your benefit and may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent (except that Shearman & Sterling, counsel to the Company may rely upon this opinion as if it were addressed to them).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                    Very truly yours,

                                    /s/ Ballard Spahr Andrews & Ingersoll